Exhibit 99.1

Lucas Energy Settles Legal Lawsuit, Eliminating $24M in Related Obligations

HOUSTON, TX, April 2, 2013 -- Lucas Energy, Inc. (NYSE MKT:LEI), an independent oil and gas company with main operations in Texas, today announced that it has entered into a Settlement and Release Agreement with Nordic Oil USA 1, LLLP  in which the parties have agreed to terminate their October 13, 2011 purchase and sale agreement. The amicable settlement resolves litigation filed by Nordic seeking payment of the principal, accrued interest, attorney’s fees and other damages relating to a $22 million, 6% promissory note due November 17, 2012 that had been issued by Lucas.

In summary, Lucas has agreed to pay Nordic a total of $1.1 million over the next six months and has assigned certain oil and gas interests to Nordic. The assets assigned represent less than 18% of Lucas’ total proved reserves and less than 5% of its current production.

Lucas also provided an update concerning its previously announced Settlement Agreement with Seidler Oil & Gas, L.P. The settlement is conditioned upon receipt of executed releases from certain private investors prior to March 31, 2013. Despite active efforts, Lucas has not yet received all of the necessary releases to close on the settlement. Lucas remains in close contact with Seidler Oil & Gas and is confident it can secure the required releases in the near future.

Anthony Schnur, who was appointed CEO of Lucas Energy in December 2012, commented: “The Nordic and Seidler settlements are important milestones in our five-goal program to turn the Company around and position it for long term success. Our goals are: 1) favorably resolve legacy legal matters; 2) increase the efficiency of our field operations and reduce corporate overhead; 3) move the business to a cash-flow positive position; 4) develop additional low-risk opportunities to increase production; and 5) solidify our capital position and long term development strategy.”

“In the past 100 days we have made great progress against our principal goals to turn this business around. With our recent legal settlement, we have established a clear path to remove the uncertainty and the related approximately $24M in obligations from our balance sheet. We have also completed substantial reductions in corporate and operational staffing in the past several months and continue to target an approximately  over 40% decrease in G&A expense in 2013 versus 2012. Similarly, we are actively looking for ways to reduce our lease operating expenses as well as to cost-effectively enhance production,” stated Mr. Schnur.

Ryan Morris, Chairman of the Board added, “This amicable settlement with Nordic resolves the single largest legacy issue the board faced last December. Tony has done an incredible job resolving legacy issues and improving our cost structure in only a few short months. We are all looking forward to focusing on the future and generating the most value from Lucas’ strategic oil and gas properties.”

About Lucas Energy (www.lucasenergy.com)
Lucas Energy, Inc. is an independent oil and gas company that seeks to create value through the opportunistic acquisition, development and management of underdeveloped oil and gas properties. Lucas’s current oil and gas interests are principally in the Austin Chalk, Eagle Ford shale, Eaglebine (combining Eagle Ford and Woodbine in Texas) and Buda & Glenrose formations in Texas.

Forward-Looking Statements

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Act") and Section 21E of the Securities Act of 1934, as amended (the "Exchange Act"). In particular, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements and are subject to the safe harbor created by these Acts. Any statements made in this news release about an action, projection, event or development, are forward-looking statements. Such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that its forward-looking statements will prove to be correct. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration and development of oil and gas. These risks include, but are not limited to, completion risk, dry hole risk, price volatility, reserve estimation risk, regulatory risk, potential inability to secure oilfield service risk as well as general economic risks and uncertainties, as disclosed in the Company's SEC filings including its Form 10-K and Form 10-Q's. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available at http://www.sec.gov.

Contact:
Anthony C. Schnur, CEO
(713) 528-1881